Exhibit 99.1

Glacier Bancorp, Inc. Announces Acquisition of North Side State Bank of Rock Springs, Wyoming

PR Newswire -- January 22, 2007

KALISPELL, Mont., Jan. 22 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the signing of a definitive agreement to acquire North Side State Bank in Rock Springs, Wyoming. North Side has provided community banking services to individuals and businesses in Rock Springs since 1912; as of September 30, 2006, the bank had total assets of $121 million. Glacier Bancorp is a Kalispell, Montana-based bank holding company with 89 banking offices in Montana, Idaho, Wyoming, Utah, and Washington; with total assets of approximately $4.5 billion.

The boards of Glacier and North Side unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The transaction provides for the payment to North Side shareholders of Glacier stock having a fixed value of $19 million, plus a cash payment equal to the amount by which North Side’s closing tangible equity exceeds $10 million. The cash payment is currently anticipated to be approximately $9.0 million. Upon closing of the transaction, which is anticipated to take place in the second quarter, North Side will be merged into 1st Bank, Glacier’s Evanston, Wyoming-based banking subsidiary. Immediately following closing, 1st Bank intends to pay a cash dividend to Glacier in an amount equal to the cash paid by Glacier to the North Side shareholders.

The combination of North Side and 1st Bank will strengthen Glacier’s presence in southwestern Wyoming to almost $500 million in assets and establish a leading position in Sweetwater County, one of the state’s strongest counties as measured by household income levels. The combination will also favorably impact Glacier’s liquidity position, with the addition of approximately $100 million in core deposits and more than $80 million in cash and securities.

The transaction will allow North Side State Bank to meet the objectives of its shareholders, while enabling its customers to benefit from a continued focus on community banking, local decision-making, enhanced products and services, and expanded resources and lending capacity.

“North Side State Bank is a very well run, conservatively managed bank that has been a key player in the Rock Springs community for decades,” commented Mick Blodnick, Glacier’s President and CEO. “We are excited about adding some talented bankers and an excellent market located in the heart of Wyoming’s energy industry.” Blodnick also noted that the transaction would be immediately accretive to Glacier’s earnings per share.

Chris Bunning, President of North Side State Bank, commented, “We couldn’t have chosen better partners than Glacier and 1st Bank. They share our commitment to personalized community banking, while adding some impressive products and resources. The combination is a win-win for our shareholders, our employees, and most importantly, our customers.”

Glacier was advised in the transaction by D.A. Davidson & Co., as financial advisor, and Graham & Dunn, as legal counsel. North Side was advised by Sheshunoff & Co. Investment Banking, as financial advisor, and Jenkens & Gilchrist, as legal counsel.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities through 89 banking offices in Montana, Idaho, Utah, Washington and Wyoming. Glacier is headquartered in Kalispell, Montana and conducts its operations principally through 15 banking subsidiaries. These subsidiaries include eleven Montana banks: Glacier Bank of Kalispell, Glacier Bank of Whitefish, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank and First Citizens Bank of Billings, Citizens State Bank of Hamilton, First National Bank of Lewistown, Western Bank of Chinook, N.A., and First Citizens Bank, N.A. of Columbia Falls; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming; Citizens Community Bank in Idaho; and First National Bank of Morgan in Utah. Glacier has total assets of approximately $4.5 billion and equity of $450 million.

Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention and changes in legislation and regulation. GBCI assumes no obligation for updating any such forward-looking statements at any time.

SOURCE  Glacier Bancorp, Inc.
          -0-                               01/22/2007
          /CONTACT:  Michael J. Blodnick, 406-751-4701, or James H. Strosahl, 406-751-4702, both of Glacier Bancorp, Inc./
          (GBCI)